Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of OpenTV Corp. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of OpenTV Corp. on Form S-8 (No. 333-37196, effective May 17, 2000, No. 333-42892, effective August 2, 2000, No. 333-52180, effective December 19, 2000, No. 333-74026, effective November 27, 2001, No. 333-115373, effective May 11, 2004, No. 333-130560, effective December 21, 2005, and No 333-145720, effective August 27, 2007).

/s/ GRANT THORNTON LLP

San Francisco, California

March 15, 2010